Exhibit 99.1

1.	HealthCor Associates, LLC, Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

2.	HealthCor Offshore, Ltd., Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

3.	HealthCor Hybrid Offshore, Ltd., Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

4.	HealthCor Group, LLC, Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

5.	HealthCor Capital, L.P., Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

6.	HealthCor, L.P. Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

7.	HealthCor Strategic, LLC, Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

8.	Joseph Healey; Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019; and

9.	Arthur Cohen, 12 South Main Street, #203 Norwalk, Connecticut 06854.